Exhibit 99.1

    THE GYMBOREE CORPORATION REPORTS JULY AND SECOND QUARTER SALES; INCREASES
                                EARNINGS GUIDANCE

    SAN FRANCISCO, Calif., Aug. 4 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) reported net sales from retail operations for the four-week period ended July 30, 2005, of $43.9 million, an increase of 13% compared to net sales from continuing retail operations of $39.0 million for the same four-week period last year. Comparable store sales for the four-week period increased 10% compared to a 12% increase in comparable store sales for the same period last year.

    Net sales from retail operations for the second fiscal quarter of 2005 were $129.3 million, an increase of 14% compared to net sales from continuing retail operations of $113.5 million for the same period last year. Comparable store sales for the second fiscal quarter increased 9% compared to the same period last year.

    The Company expects that comparable store sales for the third quarter will be flat to slightly positive compared to the prior year.

    The Company now expects its loss from continuing operations for the second fiscal quarter 2005 to be in the range of $0.15 to $0.18 per diluted share. For the full fiscal year 2005, the Company now anticipates its earnings from continuing operations to be in the range of $0.51 to $0.58 per diluted share.

    Management Presentations
    For more information about July sales, please listen to The Gymboree Corporation's monthly sales recording by calling the Company's Investor Relations Hotline at 415-278-7933. The recording will be available Thursday, August 4 at 7:55 a.m. ET through Wednesday, August 10 at 11:59 p.m. PT.

    The live broadcast of the discussion of second quarter 2005 earnings results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Thursday, August 18, 2005. To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available two hours after the broadcast through midnight ET, Thursday, August 25, 2005, at 800-642-1687, passcode 8462766, as well as archived on our Web site at the same location as the live Web cast.

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    About The Gymboree Corporation
    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of July 30, 2005, the Company operated a total of 646 stores: 570 Gymboree(R) retail stores (542 in the United States and 28 in Canada), 60 Janie and Jack(R) retail shops and 16 Janeville(TM) stores in the United States. The Company also operates online stores at www.gymboree.com and www.janieandjack.com, and offers directed parent-child developmental play programs at 518 franchised and company-operated centers in the United States and 23 other countries.

    Forward-Looking Statements
    The foregoing sales figures for the four-week period and quarter-ended July 30, 2005, are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from the financial information indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, unanticipated costs actually incurred in connection with the wind down of our UK and Ireland operations, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 29, 2005. These forward-looking statements reflect The Gymboree Corporation's expectations as of August 4, 2005. The Gymboree Corporation undertakes no obligation to update the information provided herein.

    NOTE: Gymboree and Janie and Jack are registered trademarks of The Gymboree Corporation. Janeville is a trademark of The Gymboree Corporation.

SOURCE  Gymboree Corporation
    -0-                             08/04/2005
    /CONTACT: Blair W. Lambert, Investor Relations, +1-415-278-7933, or investor_relations@gymboree.com, or Kimberly Kim, Media Relations, +1-415-278-7490, or media_relations@gymboree.com, both of Gymboree Corporation/
    /Web site:  http://www.gymboree.com /